                                                                      Exhibit 99

FOR IMMEDIATE RELEASE

Monday, April 10, 2000

Contact: David G. Ratz, Chief Administrative Officer
                  (740) 286-3283

OAK HILL FINANCIAL REPORTS FIRST QUARTER RESULTS

JACKSON, OHIO -- Oak Hill Financial, Inc. (Nasdaq NMS: OAKF) today reported net earnings for the three months ended March 31, 2000 of $1,765,000, or $.33 per diluted share. The first quarter 2000 earnings compare to the $1,815,000, or $.34 per diluted share, in net earnings that the company recorded for the first quarter of 1999. All historical financial information has been restated to reflect Oak Hill Financial's October 1, 1999 merger with Towne Financial Corp., which was accounted for as a pooling of interests.

Oak Hill Financial's total assets increased 10.0% over the prior year, ending the first quarter of 2000 at $612.8 million as compared to $557.0 million at March 31, 1999. The company's net loans at March 31, 2000 were up 25.5% from March 31, 1999.

Oak Hill Financial President and CEO John D. Kidd noted that both net interest income and non-interest income (excluding gain on sale of loans) posted healthy increases. For the three months ended March 31, 2000, net interest income was up 14.2% and non-interest income was up 22.0% as compared to the first quarter of 1999. Those increases were somewhat offset by an 80.3% decrease in gain on sale of loans.

Kidd explained that the decrease in gain on sale of loans resulted from the reduced demand for fixed-rate mortgage loans due to higher interest rates. "Overall, we're happy with the revenue side," said Kidd. "We had strong growth in all other income categories."

Oak Hill Financial's first quarter net interest margin of 4.29% was an increase both over the 4.10% recorded at March 31, 1999 and the 4.02% posted for the fourth quarter of 1999. "Like most banks, we've seen greater pressure on the net interest margin," said Kidd. "Interest rates have gone up and we've driven our loan-to-deposit ratio over 105%, both of which have led to higher funding costs. In light of those factors, we're very pleased to have increased our net interest margin."

Kidd also provided an update on the recent Towne Financial merger, which added $118 million in assets and four offices in fast-growing areas of suburban Cincinnati to the company. "Our focus for 2000 remains on realizing the potential of the Towne merger. So far, we've made real progress in transforming Towne from a savings and loan into a commercial bank. We've had growth in higher-yielding commercial loans, we've improved operating efficiency, and we're working to leverage the large customer base that Towne brought to us."

Oak Hill Financial is a community bank holding company headquartered in Jackson, Ohio. Its subsidiaries, Oak Hill Banks, Towne Bank, and Action Finance Company, operate 22 full-service banking offices, four bank loan production offices, and four consumer finance offices in 16 counties across southern Ohio.
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
                             OAK HILL FINANCIAL, INC.
                           APRIL 10, 2000 PRESS RELEASE
                    SELECTED CONSOLIDATED FINANCIAL INFORMATION
                      (in thousands, except per share data),

                                                             AT OR FOR THE
                                                       THREE MONTHS ENDED MARCH 31,
                                                           2000           1999

                                                               (unaudited)
SUMMARY OF FINANCIAL CONDITION

Total assets                                             $612,751       $556,969
Interest-bearing deposits
    and federal funds sold                                  2,412         15,325
Investment securities                                      54,686         94,685
Loans receivable -- net                                   524,897        418,386
Deposits                                                  497,055        469,342
Federal Home Loan Bank
    advances and other borrowings                          63,581         35,078
Stockholders' equity                                       48,984         47,877

SUMMARY OF OPERATIONS

Interest income                                            12,402         10,818
Interest expense                                            6,242          5,425
                                                         --------       --------
    Net interest income                                     6,160          5,393

Provision for loan losses                                     360            310
                                                         --------       --------

    Net interest income after
        provision for loan losses                           5,800          5,083

Gain on sale of loans                                          61            309
Other non-interest income                                     560            459
Non-interest expense                                        3,771          3,150
                                                         --------       --------

    Earnings before federal income taxes                    2,650          2,701

Federal income taxes                                          885            886
                                                         --------       --------

Net earnings                                             $  1,765       $  1,815
                                                         ========       ========

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
                             OAK HILL FINANCIAL, INC.
                           APRIL 10, 2000 PRESS RELEASE
                    SELECTED CONSOLIDATED FINANCIAL INFORMATION
                      (in thousands, except per share data),

                                                             AT OR FOR THE
                                                      THREE MONTHS ENDED MARCH 31,
                                                          2000           1999

                                                               (unaudited)

PER SHARE INFORMATION

Basic earnings per share (1)                             $  0.33        $  0.34
                                                         =======        =======
Diluted earnings per share (2)                           $  0.33        $  0.34
                                                         =======        =======
Dividends per share (1)                                  $  0.10        $  0.08
                                                         =======        =======
Book value per share                                     $  9.18        $  9.06
                                                         =======        =======


OTHER STATISTICAL AND OPERATING DATA (3)

Return on average assets                                    1.19%          1.33%
Return on average equity                                   14.84%         15.58%
Net interest margin                                         4.29%          4.10%
Non-interest expense to average assets                      2.54%          2.31%
Total allowance for loan losses
    to nonperforming loans                                159.59%        249.28%
Total allowance for loan losses
    to total loans                                          1.17%          1.10%
Nonperforming loans to total loans                          0.73%          0.44%
Nonperforming assets to total assets                        0.68%          0.36%
Net charge-offs to average loans                            0.07%          0.05%
Equity to assets at period end                              8.00%          8.60%
Dividend payout ratio                                      30.24%         22.83%

(1) Based on 5,331,888 and 5,250,230 weighted-average shares outstanding for the three month period ended March 31, 2000 and 1999, respectively.

(2) Based on 5,331,888 and 5,399,973 weighted-average shares outstanding for the three month period ended March 31, 2000 and 1999, respectively.

(3)  Annualized where appropriate.